Exhibit 5

October 19, 2007

Board of Directors

BMB Munai, Inc.

202, Dostyk Avenue 4th Floor

Almaty, Kazakhstan

Re:	BMB Munai, Inc.

Registration Statement on Form S-3

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by BMB Munai, Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of $60,000,000 of 5.0% per annum Convertible Senior Notes due 2012 (the “Notes”), and 8,322,468 shares of the Company’s outstanding Common Stock, $.001 par value, representing that number of shares into which the Notes are initially convertible (the “Shares”) to be offered by certain selling stockholders of the Company.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Form of Note, the Indenture dated as of September 19, 2007, the Company’s Articles of Incorporation and Bylaws, as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

With respect to our opinion as to the enforceability of the Notes, we have relied upon the opinion of Jason M. Kerr, Attorney at Law, issued in connection with the sale of the Notes, dated September 19, 2007.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Notes constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

2. When issued upon conversion of the Notes in accordance with the terms of the Notes, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters relating to the Company, the Registration Statement or the Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Poulton & Yordan
Poulton & Yordan